Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Diamondback Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	Rule 457(c)	5,920,818	$144.45	$855,262,160.10	0.00011020	$94,249.89
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$855,262,160.10		$94,249.89
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$94,249.89

(1)	Represents securities registered for resale by the selling stockholders named in the registration statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based upon the average of the high and low prices of the common stock as reported on Nasdaq on November 28, 2022.